Exhibit 99.2

TRANS WORLD ENTERTAINMENT CORPORATION

4th QUARTER AND ANNUAL CONFERENCE CALL

THURSDAY, MARCH 28, 2019

Time: 10:00 AM

Operator: __________________	Phone: __________________
Instructions: _____________

Mike Feurer - Introduction of the Call

•	Good Morning. Thank you for joining us as we discuss our fourth quarter and annual results.

•	On the call with me today is Ed Sapienza, our Chief Financial Officer.

•	For the fye segment, comparable store sales increased 2.8% with a 210 basis point improvement in gross margin. This marked the second consecutive quarter of positive comp sales. Our customers continue to respond positively to the changes in our merchandise assortment and presentation that were made to counter declining mall traffic and the ongoing declines in physical media.

•	For etailz, in response to the decline in operating results, we’ve engaged outside support and initiated certain strategic initiatives to create operational efficiencies directed towards improving the etailz segment’s performance and cash flow. We remain confident in the underlying opportunity afforded by etailz as a top marketplace retailer and service provider.

•	During the fourth quarter, etailz initiated cost savings steps to support operating model changes and a leaner organization that is aligned with our future business focus. As part of such initiatives, an approximately 30% reduction in force was implemented during the fourth quarter. The annualized impact of our cost savings initiatives is expected to be approximately $4.5 million.

•	In addition, the Company has rationalized its vendor portfolio in an effort to improve profitability, including rationalizing unprofitable vendors and renegotiating vendor terms to enhance gross margins and supply chain efficiencies.

•	Now Ed will take you through financial results for the fourth quarter and fiscal year.

ES - Review of Annual and 4th Quarter Results

•	Thanks Mike. Good Morning everyone.

•	Consolidated revenue for the quarter was $127 million dollars, versus $145 million dollars last year, a 12% decline.

~~•~~	Comparable sales for the fye segment improved 2.8% compared to the same period last year.

~~•~~	In our Lifestyle categories, comp sales increased 6.5% for the quarter. These categories represented 44% of fye segment sales for the quarter compared to 41% last year.

~~•~~	Electronics comp sales increased 8.4%. Electronics represented 17% of fye segment sales, compared to 16% last year.

•	Media categories comp sales declined 2.4% for the quarter and represented 39% of fye segment sales compared to 43% last year. Music sales increased 2% and video sales were down 5%.

•	In the etailz segment, revenue for the fourth quarter was $49 million dollars, a decline of 8% as we initiated our vendor rationalization. etailz revenue contributed 38.1% of total consolidated revenue during the quarter as compared to 36.5% for the same period last year.

•	Consolidated gross profit for the quarter was $37.3 million dollars or 29.3% compared to $40.8 million dollars or 28.0% last year, an improvement of 130 basis points.

•	In the fye segment, the gross margin rate was 35.6% compared to 33.5% last year, an improvement of 210 basis points.

•	In the etailz segment, gross profit for the fourth quarter was $9.2 million dollars, or 18.9% of revenue versus $9.9 million dollars or 18.6% last year.

•	Consolidated SG&A expenses for the quarter were $39.5 million dollars or 31% of revenue compared to $42.4 million dollars or

29.1% last year.

•	In the fye segment, SG&A expenses decreased $3.0 million dollars or 9.5% to $27.9 million dollars compared to $30.9 million dollars last year. On a rate basis SG&A expenses in the fye segment were 35.4% of revenue compared to 33.4% last year. The decline in SG&A expenses was due to lower expenses from fewer stores in operation.

•	In the etailz segment, SG&A expenses for the fourth quarter were $11.6 million dollars, or 23.9% of revenue, compared to $11.5 million dollars, or 21.7% of revenue for the same period last year.

•	Driven by non-cash charges of $59.7 million from recording impairments against certain fixed assets, intangible assets, and goodwill, the Consolidated operating loss for the quarter was $65 million dollars compared to an operating loss of $32.7 million dollars last year, which included impairment charges of $29.1 million.

•	fye adjusted loss from operations was $1 million dollars compared to an adjusted operating loss of $2.4 million dollars last year.

•	etailz adjusted loss from operations was $2.6 million dollars for the fourth quarter as compared to a loss of $934 thousand dollars last year.

•	For the fourth quarter, our consolidated net loss was $65.2 million dollars or $1.80 per diluted share as compared to net loss of $32.5 million dollars or $0.90 per diluted share last year.

•	Consolidated adjusted EBITDA for the fourth quarter was a loss of $2.3 million dollars, as compared to a loss of $835 thousand dollars last year.

•	Now let me touch on our annual results.

•	Fiscal 2018 consolidated revenue was $418 million dollars, compared to $443 million dollars for the same period last year.

•	Consolidated net loss, was $96.9 million dollars, or $2.67 per diluted share compared to net loss of $42.6 million dollars, or $1.18 per diluted share for the same period last year.

•	Consolidated adjusted EBITDA was a loss of $23.8 million dollars compared to a loss of $7.8 million dollars last year.

•	Cash and cash equivalents at the end of fiscal 2018 were $4.4 million, compared to $31.3 million dollars last year.

•	As of February 2, 2019, we did not have borrowings under our credit facility.

•	Inventory was $95.3 million dollars versus $109.4 million dollars last year. In the fye segment, inventory per square foot was $60, same level as last year.

•	We ended the year with 210 stores and 1.2 million square feet in operation versus last year’s 260 stores and 1.4 million square feet.

•	Now I’ll turn it back over to Mike.

Closing – Mike Feurer

•	Thanks Ed.

•	In the fye segment, unique merchandise and experiences associated with the tremendous amount of entertainment and pop culture content being created is our opportunity. Efforts to change our merchandise point of view based on unique, relevant, collaborative and exclusive merchandise have been well received by our customer and will drive the continued reinvention of the fye brand throughout 2019.

•	For etailz, our recent initiatives and long-term strategic plan are focused on strengthening the core business and improving profitability, which will be used to fund growth initiatives and innovation for the future.

•	This concludes our call. I would like to thank you for your time today and we look forward to talking to you about our first quarter results in June.
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